MASTER SOFTWARE LICENSING AGREEMENT

THIS Master Software Licensing Agreement (this “Agreement”), dated April 1, 2007 is entered into by and between

JOYN Internet Communities Inc., a corporation organized under the laws of Canada (the “Licensee”)

AND:

Portlogic Systems Inc., a corporation incorporated under the laws of Nevada (the “Licensor”)

WHEREAS:

1.

The Licensor is a provider of online portal management software;

2.

The Licensee is in the business of operating one or more online interactive community websites or portals and wishes to engage the services of the Licensor and acquire certain license rights to facilitate the operation of these websites or portals; and

3.

The Licensor is willing to provide such services and license rights on the terms and conditions set forth below;

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each party), the Parties, as hereinafter defined, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1       In this Agreement,

“Agreement” means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement;

“Applicable Taxes” means any federal, state, province, and local sales, use, value added, excise, duty, tariff and any other taxes assessed with respect to the Services or Fees payable under this Agreement, but shall not include taxes based on the Licensor’s net income;

Master Software Licensing Agreement

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the place where the registered office of the Licensor is located;

“Confidential Information” shall have the meaning set out in Article 5.1 of this Agreement;

“Customer” means any individual Person that has contracted with or will be contracting with the Licensee or one of Licensee’s customers to access the Portal Management Software;

“Customer Information” means personal information (including names, email addresses, instant messenger identifications, age, sex, telephone numbers, postal code, address), descriptions, account balances, transaction histories, payment information, and any other information provided by or relating to any Customer;

“Domain Address” means an Internet Protocol (“IP”) address owned by the Licensee or a Customer that is used by Customers and the Licensee to access the Portal Management Software;

“Effective Date” shall have the meaning set out in Article 10.1 of this Agreement;

“Event of Termination” shall have the meaning set out in Article 10.2 of this Agreement;

“Fees” means amounts that the Licensee has agreed to pay the Licensor in consideration for the provision of the Services, as set forth in Article 4 of this Agreement;

“including” means including without limitation, and “includes” means includes without limitation;

“Party” and “party” means a party to this Agreement and any reference to a Party includes its heirs, executors, administrators, successors and permitted assigns; and “Parties” means every Party;

“Payment” means the remittance of funds by the Licensee to the Licensor in accordance with this Agreement;

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

“Portal Management Software” means all software, HTML code, web pages, websites, and designs prepared, created, or integrated by the Licensor under this Agreement for access by the Licensee and the Customers;

Master Software Licensing Agreement

“Prime Rate” means the rate of interest per annum quoted by the Bank of America from time to time as its reference rate for demand loans made in United States Dollars to its commercial customers in the United States and which it refers to as its “prime rate”, as such rate may be changed by it from time to time;

“Services” means one or more of the categories of services set out in Schedule ‘A’ to this Agreement, which services are provided by the Licensor to the Licensee;

“Term” means the time during which this Agreement is in effect, as set out in Article 10.2 of this Agreement; and

ARTICLE 2
SERVICES, DUTIES AND RESPONSIBILITIES

2.1       The Licensor shall provide, or cause to be provided, to the Licensee the services as more particularly described in Schedule ‘A’ (collectively the “Services”). The Licensee acknowledges and agrees that the scope of the Services provided by the Licensor pursuant to this Agreement is limited to those services set out in Schedule ‘A’.

2.2     The Licensee hereby agrees to fulfill all duties set out in Schedule ‘B’.

ARTICLE 3
CONDITIONS OF LICENSE AND OWNERSHIP

3.1     Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee accepts, a non-transferable right and license to use, for the Licensee’s business purposes, the Portal Management Software developed by the Licensor in accordance with the terms of this Agreement. Notwithstanding the previous sentence, the Licensee has the right to permit access to the Portal Management Software by the Customers. The Licensee’s rights shall at all times be subject to the use restrictions and copyright restrictions contained in this Agreement and required by law.

3.2     The Portal Management Software owned by the Licensor for use by the Licensee in connection with this Agreement, and any and all copyrights, trade secret rights, trademark rights, patent rights and all other intellectual and industrial property rights of any nature throughout the world relating to the Portal Management Software, including all web page designs, graphics, sounds, HTML code, and software provided by the Licensor under this Agreement and any copies thereof, and all documentation, code and logic that describes, comprises or is integrated into the Portal Management Software, shall be the sole property of the Licensor. The Portal Management Software source code and executable code shall not be accessible by the Licensee or the Customers and the Licensee is not permitted to download any source code and executable code relating to the Portal Management Software or permit any Customer to do so.

Master Software Licensing Agreement

3.3

For greater certainty, any upgrades or revisions to the Portal Management Software undertaken by the Licensor, or any Person acting for or on behalf of the Licensor shall be the property of Licensor.

3.4     The Licensee’s rights with respect to the use of the Portal Management Software shall not extend to or include any Confidential Information of the Licensor, as set out in Article 5 below. The Licensee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, it acquires no title to any Confidential Information of the Licensor.

3.5     Customer Information, Domain Addresses, and any individual graphics, images, or other materials that the Licensee owns and provides shall remain the property of the Licensee, but the Licensee shall have no property rights in the websites, web pages, or other content accessible on any Domain Address that has been developed, created, or integrated by the Licensor. The Licensee agrees to allow the Licensor to access and use Customer Information, and to obtain all consents required by law, contract or otherwise to allow the Licensor to access and use Customer Information before making such Customer Information available to the Licensor.

3.6     The Licensee acknowledges that it may not assign, license or otherwise transfer by operation of law its rights to use of the Portal Management Software without the prior written consent of the Licensor. The Licensor may immediately terminate the Agreement without penalty if the Licensee violates this Article 3.6.

ARTICLE 4
FEES AND PAYMENT

4.1     The Licensee agrees that in consideration for the performance of the Services for each six-month period, US$7,500 (the “Fees”), plus Applicable Taxes, shall be payable to the Licensor prior to commencement of the period. Unless otherwise stated in this Agreement, no Fees shall be refundable after being paid.

4.2

All Payments shall be made by wire transfer or such other method as is acceptable to the Licensor.

4.3     If any Payment is not received by the Licensor in full by the specified date for that Payment, the outstanding Payment amount is subject to interest at an annual rate equal to the Prime Rate plus 10%, or the highest amount allowed by law, whichever is lower. Interest shall compound monthly until Payment is made in full.

ARTICLE 5

CONFIDENTIAL INFORMATION

5.1     The Parties acknowledge that in the course of performance of their respective obligations pursuant to this Agreement, each may obtain certain confidential and/or

Master Software Licensing Agreement

proprietary information of the other Party or such other Party’s affiliates or customers.  “Confidential Information” means confidential, private, or secret information of a Party in any material form and however fixed, stored, expressed or embodied and includes all information of or relating to the Licensor or the Licensee concerning past, present or future employees, employee benefits, employee relations, suppliers, customers, finances, contracts between the Licensor and Licensee, obligations, commitments, pricing, costing, products, services, marketing and product plans, know how, patents, copyrights, intellectual property, trade secrets, processes, techniques, programs, designs, formulae, compositions, drawings, computer programs, work in progress, ideas, concepts, technical and other data, together with all notes, analyses, compilations, forecasts, studies or material that contain or otherwise reflect any of the foregoing, in each case in oral, written, graphic, electronic or any other form or medium whatsoever. Notwithstanding the foregoing, Confidential Information does not include any of the following:

(a) data or information that has become generally available to the public other than as a result of a disclosure in breach of this Agreement;

(b) data or information that is lawfully received on a non-confidential basis by one of the Parties from a source other than the other Party or any of its respective directors, officers, employees, agents, advisors or other representatives and such source is not prohibited from transmitting or disclosing the data or information by reason of any contractual, legal or fiduciary obligation; and

(c) Customer lists and other Customer Information permitted to be used by the Licensor pursuant to Article 6.4 of this Agreement.

5.2     Each of the Licensor and the Licensee acknowledges and agrees that the other Party’s Confidential Information is confidential and proprietary to the other Party and includes commercially valuable copyrighted works and trade secrets of the other Party and/or is copyrighted and proprietary property, which the other Party has the right to sell and distribute, and that, except as otherwise expressly provided in this Agreement, it acquires no title to any of the other Party’s Confidential Information. Without the other Party’s prior written consent, each of the Licensor and the Licensee agree not to use any of such Confidential Information of the other Party for any purpose other than as permitted or required under this Agreement. Without the other Party’s prior written consent, each Party to this Agreement further agrees not to disclose or provide any of such Confidential Information to any third party. This obligation of non-disclosure and confidentiality shall survive the expiry or termination of this Agreement.

5.3    Each Party agrees to take all reasonable steps, including but not limited to contractual and other legal means, to preserve the secrecy and confidentiality of the Confidential Information of the other Party.

5.4     The foregoing obligations of confidence and non-disclosure shall not apply to Confidential Information that must be disclosed pursuant to the requirements of law, provided that the Party required to disclose provides prompt written notice to the other

Master Software Licensing Agreement

Party so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the requirements of this Agreement. In the event that such protective order or other remedy is not obtained, or the Licensor or the Licensee, as the case may be, does not waive compliance with the requirements of this Agreement, the Party required to disclose will only furnish that portion of the Confidential Information that it is advised by its legal counsel in writing that it is legally required to disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.

5.5     Each Party undertakes and agrees to return all documents and other materials relating to or concerning the other Party’s Confidential Information forthwith, including any copies of those documents and materials then in existence, upon the occurrence of any of the following events:

(a) On demand by the other Party;

(b) Without demand as soon as the documentation is no longer required; and

(c) Upon termination of this Agreement.

ARTICLE 6
NON-EXCLUSIVITY AND COMPETITION

6.1     The Licensee acknowledges that this is not an exclusive agreement and that the Licensor may license software similar to the Portal Management Software to other Persons that may be competing with the Licensee. Nothing in this Agreement shall limit the Licensor from entering into similar licensing consulting or service agreements with third parties who are similar to or competitive with the Licensee.

6.2     In the absence of prior written permission from the Licensor, the Licensee will not during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, use any Confidential Information or any of the database and other information maintained by the Licensor to directly or indirectly solicit, interfere with or endeavour to direct or entice away customers from the Licensor.

6.3     In the absence of prior written permission from the Licensee, the Licensor will not, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, directly or indirectly solicit, interfere with or endeavour to direct or entice away from the Licensee any Customer, except in the case of a breach of the Agreement by the Licensee pursuant to Article 10.2 (e), in which case the Licensor may, without penalty, solicit any individual who was a Customer of the Licensee during the Term of the Agreement.

6.4       Subject to any applicable law, the Licensor shall have the right to utilize the Customer Information for any purpose that does not conflict with the Licensee’s marketing of the businesses that the Portal Management Software is associated with or

Master Software Licensing Agreement

used in connection with. In the absence of prior written permission from the Licensee, the Licensor shall not utilize the Customer Information in the marketing of any site being operated by the Licensor, or one of its parent companies, subsidiaries, or affiliates, except in the case of a breach of the Agreement by the Licensee pursuant to Article 10.2 (e), in which case the Licensor may, without penalty, use the Customer Information for any purpose, including marketing and solicitation purposes that conflicts with the Licensee’s marketing of its businesses.

ARTICLE 7
WARRANTIES AND LIMITATION OF LIABILITY

7.1     The Licensor warrants to the Licensee that the Services will be performed in a professional and workmanlike manner. The Licensee’s sole remedy for any breach of this warranty will be for the Licensor, at its option, (a) to re-perform the affected Services as warranted, or (b) to refund to the Licensee the amount of Fees and related expenses paid for such Services.

7.2     The express warranty contained in Article 7.1 is in lieu of all other representations, warranties or conditions, expressed or implied including implied warranties or conditions of merchantability, durability, description and fitness for a particular purpose.

7.3     In no event will the Licensor, its parent company, subsidiaries, affiliates, members, shareholders, directors, officers, employees and representatives be liable to the Licensee or Customers for any direct, indirect, incidental, special, consequential or punitive damages in connection with this Agreement, the Services or the Portal Management Software, including, but not limited to, Customer payments, business interruption, or loss of anticipated contracts, revenues, profits or savings, howsoever arising, whether directly or indirectly, from any contract breach, fundamental or otherwise, or from any acts or omissions (including negligence) of employees or those for whom the Licensor is in law responsible, even if the Licensor knew or should have known of the possibility of such damages. Without limiting the foregoing, the Licensor will have no liability to the Licensee for anything done or omitted to be done, in accordance with the terms of this Agreement or instructions properly received from the Licensee pursuant hereto, if done in good faith and with reasonable care and without willful or wanton misconduct on the Licensor’s part.

7.4     The Licensee acknowledges that the Licensor’s ability to perform its obligations under this Agreement is subject to government regulations and licensing of the Licensee and Licensor in whatever jurisdiction the Licensor may choose to operate.  The Licensor, its parent company, subsidiaries, affiliates, members, shareholders, directors, officers, employees and representatives shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

7.5     The Licensor shall not be responsible for failure of performance of this Agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of God, and similar occurrences. The Licensee

Master Software Licensing Agreement

acknowledges that from time to time, as a result of hardware failure, supplier failures, or acts of God, the Services provided under this Agreement by Licensor can be temporarily disrupted. The Licensee acknowledges and agrees that neither the Licensor nor any of its members, parent company, subsidiaries, affiliates, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions.

7.6     The entire liability of the Licensor, its parent company, subsidiaries, affiliates, members, shareholders, directors, officers, employees and representatives to the Licensee for damages relating to this Agreement, the Services, and the Portal Management Software, regardless of the form of action or theory of liability (including breach of contract, even if a fundamental breach, or tort, including but not limited to negligence or misrepresentation), will be limited to an aggregate amount of the lesser of the actual amount of loss or damage suffered or the amount of the Licensee’s fees payable by the Licensee to the Licensor for the six months prior to the loss.

7.7       No action, regardless of form, arising out of any transaction under this Agreement may be brought by either party more than one year after the cause of action has accrued.

ARTICLE 8
INDEMNITY

8.1     The Licensee agrees to indemnify and hold harmless the Licensor and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company, affiliates and subsidiaries (together, the “Indemnified Parties”) from and against any losses, costs, charges, claims, damages, suits, liabilities, fines, expenses (including reasonable legal fees and expenses), actions, or judgments, made, brought, claimed, awarded, or recovered against the Indemnified Parties in connection with this Agreement, performance of the Services, and operation of the Portal Management Software, resulting from:

(a)   any action taken or permitted to be taken by any of the Indemnified Parties in good faith in reliance upon instructions, orders or information (including Confidential Information) received from the Licensee as to anything arising in connection with the Licensor’s performance of its obligations under this Agreement;

(b)   physical harm to Persons or tangible personal property and real property caused by the Licensee’s negligence;

(c)   any other negligent conduct or any fraudulent conduct of the Licensee or its directors, officers, agents or employees;

(d) any action taken by a licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet dating websites;

Master Software Licensing Agreement

(e) any action taken by a Person using or relying upon any advice given or publication produced and distributed by the Licensee.

ARTICLE 9
ENFORCEMENT AND ACTIONS

9.1     The Licensor reserves the right and has absolute discretion to restrict or remove from its servers any content that violates this Agreement or related policies or guidelines, or is otherwise objectionable or potentially infringing on any third party's rights or potentially in violation of any laws. If the Licensor becomes aware of any possible violation by the Licensee of this Agreement, any related policies or guidelines, third party rights, or laws, the Licensor may, without penalty, immediately take corrective action, including, but not limited to: (a) issuing warnings; (b) suspending or terminating the Services; (c) restricting or prohibiting any and all uses of content hosted on the Licensor’s systems; and/or (d) disabling or removing any hypertext links to third party websites, any of the Licensee’s or a Customer’s content distributed or made available for distribution via the Services, or other content not supplied by the Licensor that, in the Licensor’s sole discretion, may violate or infringe any law or third-party rights or that otherwise exposes or potentially exposes the Licensor to civil or criminal liability or public ridicule. It is the Licensor’s policy to terminate repeat infringers. The Licensor’s right to take corrective action, however, does not obligate it to monitor or exert editorial control over the information made available for distribution via the Services. If the Licensor takes corrective action due to such possible violation, it shall not be obligated to refund to the Licensee any Fees paid in advance of such corrective action.

9.2     To comply with applicable laws and lawful governmental requests, to protect the Licensor’s systems and clients, or to ensure the integrity and operation of the Licensor’s business and systems, the Licensor may access and disclose any information it considers necessary or appropriate, including, without limitation, Customer Information, Internet Protocol addressing and traffic information, usage history, and content residing on the Licensor’s servers and systems. The Licensor also reserves the right to report any activity that it suspects violates any law or regulation to appropriate law enforcement officials, regulators, or other appropriate third parties.

9.3     If some or all of the Portal Management Software provided by the Licensor for use by the Licensee is held by a court of competent jurisdiction to infringe a registered United States or Canadian copyright, trademark or patent of a third party, then the Licensor will have the option, at its expense, to:

(a) Modify the Portal Management Software to be non-infringing;

(b) Replace the infringing Portal Management Software;

(c) Obtain for the Licensee a license to continue using the infringing Portal Management Software; or

Master Software Licensing Agreement

(d) Terminate the agreement upon seven (7) days’ notice.

9.4     Article 9.3 states the Licensor’s entire liability and the Licensee’s exclusive remedy for any claim of trademark, patent or copyright infringement.

ARTICLE 10
TERM AND TERMINATION

10.1   This Agreement shall take effect when it is signed and delivered by both parties, effective as of the date set forth on the first page (“Effective Date”) and shall remain in effect until an Event of Termination occurs.

10.2   An “Event of Termination” means any one of the following:

(a)     The Licensee provides the Licensor with written notice of intention not to renew at least one month prior to the date upon which the next payment of Fees for Services are due;

(b)     The Licensor provides the Licensee with 14 days’ written notice at any time and provides a pro-rata refund of Fees for Services based on the time remaining in the current period for which Services have been paid for;

(c)     Either party may terminate the Agreement without advance notice if the other party ceases to function as a going concern; admits in writing its inability to pay its debts generally as they become due; becomes, or is declared, bankrupt or insolvent; makes, or is deemed to have made, an assignment for the benefit of creditors; seeks the protection of any legislation for the benefit of bankrupt or insolvent debtors; a liquidator, trustee in bankruptcy, custodian, receiver, or any other person with similar powers is appointed over all or part of its assets or applied for; a petition under a bankruptcy or insolvency statute is filed by or against it; or an application is made in respect of it under a company creditors arrangement statute; and the termination of this Agreement in such circumstances shall be effective immediately prior to the occurrence of any of the foregoing events;

(d)     Without limiting its rights under Article 10.2 (b), (c), and (e), the Licensor may at any time, at its option and in its sole discretion, terminate this Agreement immediately by delivering notice in writing to the Licensee if the Licensee fails to perform any obligation under this Agreement and, if the failure is capable of remedy, and it remains un-remedied for more than 15 days after the Licensor has given notice in writing to the Licensee specifying the failure and outlining the Licensor’s requirements for its remedy;

(e)     The Licensor may at any time, at its option and in its sole discretion, terminate this Agreement immediately by delivering notice in writing to the Licensee if the Licensee fails to make Payment within 5 days following the due date for such Payment as set out

Master Software Licensing Agreement

in Article 4; or

(f)    The Licensor provides the Licensee with 7 days’ notice upon a copyright or trademark infringement.

10.3   Upon termination of this Agreement,

(a)     the Licensee shall immediately pay all monies due and owing to the Licensor under this Agreement;

(b)     within thirty (30) days following termination of this Agreement, the Licensee shall return to the Licensor any and all of the Licensor’s materials to which Licensor has a proprietary right and are in the Licensee’s possession and/or in the possession of the Licensee‘s agents, servants and employees; and

(c)     at the later of thirty (30) days following termination or receipt by the Licensor of all monies due and owing to the Licensor under this Agreement, the Licensor shall provide the Licensee with any reasonably available Customer Information and return to the Licensee any and all of the Licensee’s materials to which Licensee has a proprietary right and are in the Licensor’s possession and/or in the possession of the Licensor‘s agents, servants and employees. Notwithstanding this clause, if the Agreement is terminated pursuant to Article 10.3 (e), the Licensor reserves the right to use Customer Information for any purpose, including those set out in Article 6.4.

10.4     The provisions of Articles 3, 5, 6, and 12 of this Agreement and all obligations of each Party that have accrued before the effective date of termination of this Agreement that are of a continuing nature will survive termination or expiration of this Agreement.

ARTICLE 11
NOTICES

11.1     Any notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; (d) on the date sent by e-mail, if confirmed by registered mail (return receipt requested); or (e) four days after being sent by registered mail (return receipt requested).

11.2     Any notice permitted or required under the Agreement must be in writing and be sent to the following address, fax number or e-mail, or at such other reasonable address or fax number at which personal delivery may be effected of which a party may from time to time give notice:

(a)   To the Licensee:

JOYN Internet Communities Inc.

Master Software Licensing Agreement

54 Walpole Street

Toronto, Ontario

Canada  M4L 2H9

(b) To the Licensor:

Portlogic Systems Inc.

First Canadian Place

100 King Street West, Suite 5700

Toronto Ontario  M5X 1K7

ARTICLE 12
GENERAL TERMS

12.1   Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to all matters herein, and there are no other agreements in connection with this subject matter except as specifically set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings relating to the subject matter. Both parties acknowledge that neither of the parties has been induced to enter into this Agreement by any representation or writing not incorporated into this Agreement.

12.2   Governing Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario and will be treated in all respects as a Province of Ontario contract.

12.3   Amendments. This Agreement may only be amended if such amendment is confirmed in writing by both parties.

12.4   Assignment. The Licensor has the right to assign, transfer or otherwise subcontract all or any part of its obligations under this Agreement without the consent of the Licensee, provided that the Licensor will remain primarily responsible for the fulfillment of its obligations hereunder. The Licensee cannot assign this Agreement without the prior written consent of the Licensor, which consent shall not be unreasonably withheld.

12.5   Relationship. The relationship between the Licensee and the Licensor is that of independent contractors only. Nothing in this Agreement shall be interpreted or deemed to constitute or create the relationship of partner, principal, agent, employee, employer, joint venturer, franchisee, legal representative or other legal relationship. No Party shall have the authority to bind the other Party or to assume or create any obligation or responsibility whatsoever on behalf of or in the name of the other Party. The Licensee will conduct its business as an independent contractor and will enter into all arrangements for the purchase of goods and services in connection with its business operations in its own name and not in the name of or on behalf of Licensor.

Master Software Licensing Agreement

12.6   Successors. This Agreement shall enure to the benefit of and be binding upon the Parties to the Agreement and their respective successors and permitted assigns.

12.7   Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one and the same original document.  Each Party may deliver a counterpart signature page by facsimile transmission.

12.8   Severability. If any portion of this Agreement is declared invalid or unenforceable, it shall be severed and the remaining portion of this Agreement shall nevertheless remain in full force and effect.

12.9   Waivers. A waiver of any default, breach, or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. Any waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s right under this Agreement in respect of any continuing or subsequent default, breach or non-observance.

12.10  Headings. The headings used in this Agreement are for the convenience of reference only and do not form part of or affect the interpretation of this Agreement.

12.11  Time. Time is of the essence of this Agreement and of every provision hereof.

12.12  Conflict. In the event that there is a conflict or inconsistency between the wording of any of this Agreement and the Schedules, the Schedules shall govern.

12.13  Currency. All payments to be made by the Licensee under this Agreement shall be made in the lawful currency of the United States.

12.14  Further Assurances. The Parties hereto agree to do all such other things and to take all such other actions as may be necessary or desirable to give full effect to the terms of this Agreement.

12.15  Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

IN WITNESS WHEREOF the Parties have duly executed this agreement by signing below as of the date on Page 1 of the Agreement.

Master Software Licensing Agreement

JOYN Internet Communities Inc.

/s/ Alex Diatchine

(Authorized Signatory)

Name: Alex Diatchine

Title: President

Portlogic Systems Inc.

/s/ Javed Mawji

(Authorized Signatory)

Name: Javed Mawji

Title: President

Master Software Licensing Agreement

SCHEDULE ‘A’

SERVICES

In consideration of the Fees, the Licensor shall provide the following Services:

•   Discuss with the Licensee the Licensee’s needs and work with the Licensee to identify how the Portal Management Software will be implemented, for up to 5 labour hours;

•   Obtain the necessary hardware, software, and bandwidth needed to set up the Portal Management Software.

•   Develop and program the back-end of the Portal Management Software for use on up to 30 Domain Addresses selected by the Licensee, store and host it on the Licensor’s hardware systems, and provide initial setup of the Portal Management Software for online access by the Licensee and Customers at each Domain Address selected. In the event that the Licensee ceases providing services for Customers using a particular Domain Address included in the initial allocation of 30, no substitution of a different Domain Address shall be made available, nor shall the initial allocation be increased. For greater certainty, the initial allocation of 30 Domain Addresses shall not be increased and, in particular, shall apply throughout the entire Term of this Agreement and not for each individual 6 month period.

•   Store the Portal Management Software on the Licensor’s hardware.

• Provide the Licensee with renewing licenses (for periods lasting 6 months each, with the first period commencing May 1, 2007) to use the Portal Management Software in accordance with the terms of this Agreement.

•   Periodically review the Portal Management Software and perform reasonable tests to verify that it is free of errors, defects and bugs, and performs the necessary functions to properly run.

•   Upon report of any errors or problems with the Portal Management Software, temporarily suspend the Portal Management Software until the problem is fixed.

•   Comply with all statutory and other obligations in respect of carrying on the Licensor’s business.

Master Software Licensing Agreement

SCHEDULE ‘B’

DUTIES AND RESPONSIBILITIES OF THE LICENSEE

Without limiting other obligations of the Licensee set out elsewhere in this Agreement, the Licensee shall do, be responsible for, and bear all costs associated with the following:

•   Maintaining, or causing to be maintained, all Domain Addresses in good standing.

•   Provide the Licensor with access to the Domain Addresses such that the Licensor is able to edit and update the Portal Management Software and carry out its duties under this Agreement.

•   Be solely responsible for performance of all contracts with Customers or any other person entering into a contract with the Licensee in connection with the Portal Management Software. In no case shall the Licensor’s activities under this contract or correspondence with Customers be deemed to create a contractual relationship between the Licensor and any Customers.

•   Be solely responsible for performing all correspondence with and responding to Customers, and permit Customers to contact the Licensor in connection with payments made to the Licensor or any alleged violation of any contract between the Licensee and a Customer.

• Be solely responsible for the processing and collection of payments by Customers to the Licensee and all other matters pertaining to the business relationship between the Licensee and the Customers.

•   Provide any necessary translation services for the Licensor to address Customer correspondence with the Licensor or as required for the Licensor to carry out its responsibilities under this Agreement.

•   Unless otherwise permitted in writing by the Licensor, ensure that websites accessed by Customers in connection with the Portal Management Software display a statement that the website is licensed by the Licensor, as well as all proprietary rights symbols relating to the Portal Management Software such as copyright and trademark, as supplied by the Licensor (the “Symbols”).  The Symbols shall be of the exact same size and font as supplied by Licensor.

•  Ensure that the Portal Management Software is free of errors, defects and bugs and performs the necessary functions to properly run, and report any errors or problems with the Portal Management Software to the Licensor whereby the Licensor will temporarily suspend the Portal Management Software until the problem is fixed.

•   Be wholly responsible for operation of the Portal Management Software in compliance with any and all applicable state, provincial, national, and international laws.

Master Software Licensing Agreement

•   Conduct all aspects of its operations in strict compliance with all applicable laws of all relevant jurisdictions.

•   Undertake all reasonable efforts to prevent persons from using the Portal Management Software as a money-laundering vehicle.

•   Reimburse the Licensor for any monies remitted by the Licensor to the Licensee in connection with Customer payments that the Licensor has been unable to retain for any reason, including requests for refunds by Customers and fraud.

•   Without prior written permission of the Licensor, refrain from editing the Portal Management Software, its contents, Customer Information, or any other information or data relating to this Agreement that is stored on the hardware maintained by the Licensor.

•   Refrain from moving or reassigning any Domain Address, including reassignment to a third party, unless written permission is provided by the Licensor.

Master Software Licensing Agreement